Exhibit 99.1

VOLT INFORMATION SCIENCES

UPDATES STATUS OF ACCOUNTING REVIEW

AND ANNOUNCES AMENDMENT OF SECURITIZATION PROGRAM

New York, New York, October 6, 2009 – Volt Information Sciences, Inc. (NYSE: VOL) (the “Company”) today updated the information provided in its press release of September 9, 2009 concerning its reexamination of accounting in prior periods for revenues under certain customer contracts. The Company’s reexamination involves certain technical accounting pronouncements under the American Institute of Certified Public Accountants Statements of Position 81-1 and 97-2.

In the September 9 press release, the Company stated that its review involved an aggregate of approximately $12 million of revenue reported during fiscal 2007 and fiscal 2008. The scope of the Company’s review has been expanded to cover approximately $20 million in revenue and associated costs and expenses affected by certain contracts from the fiscal years 2002 through 2008 and the first three quarters of fiscal year 2009, and the Company may further expand its review to additional contracts. The Company reported $2.4 billion in revenue for its 2008 fiscal year. The Company is working diligently to complete its review and determine the impact to previously issued financial information, but cannot at this time predict when this process will be complete.

Jack Egan, the Company’s Chief Financial Officer, stated, “I think it is important to note that this review relates to the timing of the revenues and related expenses of one Volt segment, and not to the validity of any of the revenue or expenses. We are reviewing a large number of complex contracts involving multiple deliverables over multiple fiscal periods. We will provide updated information and schedule a conference call to review financial results for our third fiscal quarter as soon as possible after we complete the review.”

In addition, the Company announced that, as anticipated in its press release dated August 12, 2009, it has amended its accounts receivable securitization program to reduce the maximum amount of trade receivables that may be purchased by a financial conduit that is an affiliate of PNC Bank pursuant to the program from $175 million to $150 million. The reduction in the maximum amount of purchases reflects the reduced need for financing from the program given the Company’s strong cash position and the slowdown in the economy. As a result of the decrease, the Company will benefit from lower facility costs based on unused amounts under the program. The Company will consider increasing the maximum amount of the program as future sales levels justify an increase. The current amount of receivables purchased under the program is $50 million.

About Volt Information Sciences, Inc. Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs and Recruitment Process Outsourcing (RPO) services. Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward- looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 1600 Stewart Avenue, Westbury, New York 11590, Attention: Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC’s website at http://www.see.gov and at the Company’s website at http://www.volt.com in the Investor Information section.